EXHIBIT 10.09

September 30, 2014
Scott Schenkel
c/o eBay Inc.
2065 Hamilton Avenue
San Jose, California 95125

Dear Scott:
eBay Inc. (the “Company” or eBay”) is pleased to confirm your continued employment, on the terms and conditions set forth in this offer letter (this “Letter”), in the exempt position of Chief Financial Officer, eBay Marketplaces, reporting to the Chief Financial Officer of eBay. In addition, the Company confirms that if the Company elects to spin-off its wholly-owned subsidiary PayPal, Inc. through the dividend of PayPal, Inc. shares to existing shareholders of the Company or through other means (a “Spin-Off”), then you will, effective on the date of the Spin-Off, become Chief Financial Officer of eBay (such position, “eBay CFO”). In the role of eBay CFO, you shall report solely and directly to the President and Chief Executive Officer of eBay. The terms and conditions of this Letter have been approved by the Compensation Committee of the eBay Board of Directors (the “Compensation Committee”) and will be effective, retroactive to the date that eBay announces an intended Spin-Off (the “Announcement Date”).
Compensation as Chief Financial Officer, eBay Marketplaces
Cash Compensation. As Chief Financial Officer, eBay Marketplaces, you will be paid a bi-weekly salary of $23,076.92, which is equivalent to an annualized rate of base salary (your “annual base salary”) of $600,000. You will also be eligible to participate in the eBay Incentive Plan (“eIP”) available to employees in positions comparable to yours. Payouts under the plan are based on individual achievements as well as Company performance and are paid on an annual cycle. Your annual target bonus opportunity (your “target bonus opportunity”) for eIP is 75% of your base salary (calculated on the basis of the annual base salary actually paid to you during the relevant year). To be eligible to receive any eIP bonus, you must be employed for a full calendar quarter in the applicable fiscal year and you must be actively employed on the date the bonus is paid, except as otherwise provided herein. The payment of any bonus is subject to the terms and conditions of the eIP. The Company reserves the right to amend, change or cancel the eIP at its sole discretion, provided that the Company does so for all similarly situated executives of eBay.
Equity Compensation. The grant of all eBay restricted stock units (“RSUs”), eBay performance-based restricted stock units (“PBRSUs”), and options to purchase shares of eBay’s common stock (“Options”) described in this Letter is subject to the approval by the Compensation Committee and subject to your continued employment with an eBay company on the applicable grant dates, except as otherwise provided herein. Awards are described in this Letter as a dollar value and the number of shares of eBay common stock subject to each award will be determined as follows: (i) for RSUs, by dividing the dollar value by the average of the closing prices of eBay common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the grant date (the “Average eBay Closing Price”), and rounding down to the nearest whole number of shares of eBay common stock, (ii) for PBRSUs, by dividing the earned dollar amount, if any, by the Average eBay Closing Price, and rounding down to the nearest whole number of shares of eBay common stock and (iii) for Options, by dividing the dollar value by the Average eBay Closing Price, multiplying the resultant total by 3, and rounding down to the nearest whole number of shares of eBay common stock. The exercise price for all Options will be no less than the fair market value of eBay’s common stock on the applicable date of grant, as determined by the Compensation Committee.
2014 Top-Up Awards. You will be granted a combination of RSUs (the “2014 Top-Up RSU Award”), PBRSUs (the “2014 Top-Up PBRSU Award”), and Options (the “2014 Top-Up Option Award”) and, together with the 2014 Top-Up RSU Award and the 2014 Top-Up PBRSU Award, the “2014 Top-Up Awards”, all to be granted under the Company’s 2008 Equity Incentive Plan (the “Plan”) pursuant to the terms described in the following paragraphs. Such 2014 Top-Up Awards will be granted on the 15th day of the month following the month in which the Announcement Date occurs.

You will be granted the 2014 Top-Up RSU Award valued at $510,000, subject to the terms and conditions of the Plan, as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The 2014 Top-Up RSU Award will vest and become non-forfeitable (assuming your continued employment as provided below on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to necessary withholding for applicable taxes.
You will be granted the 2014 Top-Up PBRSU Award with a target value of $850,000, subject to the terms and conditions of the Plan, as well as the terms and conditions of the applicable PBRSU agreement (which will be provided to you as soon as practicable after the grant date). The 2014 Top-Up PBRSU Award will be earned based on performance over the period January 1, 2014 through December 31, 2015. The actual number of shares of eBay common stock that will be subject to the 2014 Top-Up PBRSU Award to be granted, if any, will be determined based on achievement during such period of Company performance goals determined by the Compensation Committee and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee. The 2014 Top-Up PBRSU Award will be granted in early 2016 and will vest and become non-forfeitable (assuming your continued employment as provided below on each vesting date) as follows: 50% of the shares subject to the award on the grant date, and the remaining 50% of the shares subject to the award on the first anniversary of the grant date, subject to necessary withholding for applicable taxes.
Finally, you will be granted the 2014 Top-Up Option Award valued at $340,000, subject to the terms and conditions of the Plan, as well as the terms and conditions of the stock option agreement (which will be provided to you as soon as practicable after the grant date). Generally, the 2014 Top-Up Option Award will vest and become exercisable (assuming your continued employment as provided below on each vesting date) over four years at the rate of 12.5% of the shares subject to the 2014 Top-Up Option Award at the end of the 6th calendar month following the date of grant and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the 2014 Top-Up Option Award.
2015 Focal Awards. You will be granted a combination of RSUs, PBRSUs and Options (collectively, “Focal Awards”), pursuant to the terms described in the following paragraphs, at the same time that annual 2015 equity awards are granted to senior executives of the Company, expected to be in April, 2015.
You will be granted an award of RSUs valued at $1,020,000 (the “Focal RSU Award”), subject to the terms and conditions of the Plan, as well as the terms and conditions of the Focal RSU agreement (which will be provided to you as soon as practicable after the grant date). The Focal RSU Award will vest and become non-forfeitable (assuming your continued employment as provided below on each vesting date) over four years at the rate of 25% a year on each anniversary of the date of grant, subject to necessary withholding for applicable taxes.
You will be granted an award of PBRSUs with a target value of $1,700,000 (the “PBRSU Focal Award”), subject to the terms and conditions of the Plans, as well as the terms and conditions of the applicable agreement (which will be provided to you as soon as practicable after the grant date). The PBRSU Focal Award will be earned based on performance over the period January 1, 2015 through December 31, 2016. The actual number of shares of eBay common stock that will be subject to the PBRSU Focal Award to be granted, if any, will be determined based on achievement during such period of Company performance goals determined by the eBay Board of Directors (the “eBay Board”) and will be subject to the terms and conditions of the performance plan approved by the eBay Board. The PBRSU Focal Award will be granted in early 2017 and will vest and become non-forfeitable (assuming your continued employment as provided below on the vesting date) as to 100% of the shares subject to the award on the first anniversary of the grant date, subject to necessary withholding for applicable taxes.
Finally, you will be granted an Option valued at $680,000 (the “Focal Option Award”), subject to the terms and conditions of the Plan, as well as the terms and conditions of the Focal Option Award agreement (which will be provided to you as soon as practicable after the grant date). Generally, the Focal Option Award will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 12.5% of the shares subject to the 2014 Top-Up Option Award at the end of the 6th calendar month following the date of grant and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the Focal Option Award.
Effects of Spin-Off. Upon the Spin-Off, (1) all then outstanding all then outstanding awards covering eBay common stock (“eBay equity awards”) granted to you after the Announcement Date (including the 2014 Top-Up Awards, the Focal Awards, the 2015 Top-Up Equity Awards and New Day Equity Awards (each as defined below)) that are outstanding as of the effective date of the Spin-Off will continue to cover shares of eBay common stock (with such awards to be adjusted to reflect the impact of the Spin-Off) and (2) each then outstanding eBay equity award granted to you prior to the Announcement Date that is outstanding as of the effective date of the Spin-Off will be treated in a manner to be determined by the eBay Board (which may include conversion of any such award into two awards, one of which would continue to cover shares of eBay common stock and one of which would cover shares of the publicly-traded Pay Pal, Inc. entity (“PayPal”)). All eBay equity awards converted into awards covering PayPal common stock following such conversion would be referred to as “PayPal equity awards.” From and after the Spin-Off, all such awards (whether eBay equity awards or PayPal equity awards) will continue to vest subject to your continued employment through each applicable vesting date with eBay and otherwise on terms and conditions determined by the Company, but in all events with respect to the eBay equity awards granted pursuant to this Letter, such terms and conditions shall remain consistent with the terms and conditions of such eBay equity awards as provided in this Letter.
Employee Benefits. You will be entitled to the employee welfare and retirement benefits and perquisites that eBay customarily makes available to employees in positions comparable to yours, in accordance with the terms of the benefit and perquisite plans as in effect from time to time.
Compensation as eBay CFO
Cash Compensation. Immediately upon, and for at least the first twenty-four months following the Spin-Off, your salary as eBay CFO shall be at a bi-weekly rate of at least $25,000, which is equivalent to an annual base salary of $650,000. Also following the Spin-Off, as eBay CFO you will continue to be eligible to participate in the eIP on the same terms and conditions set forth above under “Compensation as Chief Financial Officer, eBay Marketplaces - Cash Compensation”, except that your annual target bonus opportunity under the eIP will be at least 100% of your base salary.
Equity Compensation -2015 Top-up Equity Awards. In connection with the Spin-Off, you will be granted certain eBay equity awards pursuant to the Plan, subject to, and effective immediately prior to, the Spin-Off. It is currently contemplated that these awards will be in the following forms and amounts, which may be altered by the Compensation Committee in its discretion, but the total value of such awards will have an aggregate grant date dollar value of $600,000, and vesting schedules that end no later than the fourth anniversary of the effective date of the Spin-Off:
(i)    An award of RSUs valued at $180,000, to be granted under the Plan (“2015 Top-Up RSU Award”), as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The 2015 Top-Up RSU Award will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 25% a year on the first anniversary of the date of grant, subject to necessary withholding for applicable taxes;
(iii)    An award of PBRSUs with a target value of $300,000, to be granted under the Plan (the “2015 Top-Up PBRSU Award”), as well as the terms and conditions of an individual PBRSU agreement (each of which will be provided to you as soon as practicable after the grant date). It is expected that the 2015 Top-Up PBRSU Award will be earned based on performance over the period January 1, 2015 through December 31, 2016. The actual number of shares of eBay common stock that will be subject to the 2015 Top-Up PBRSU Award to be granted, if any, will be determined based on achievement during such period of performance goals determined by the eBay Board and will be subject to the terms and conditions of the performance plan approved by the eBay Board. The 2015 Top-Up PBRSU Award will be granted in early 2017 and will vest and become non-forfeitable (assuming your continued employment with an eBay company on the vesting date) as follows: 100% of the shares on the first anniversary of the date of grant, subject to necessary withholding for applicable taxes; and
(iv)    An Option award valued at $120,000, to be granted under the Plan (the “2015 Top-Up Option Award”), as well as the terms and conditions of the Option agreement (which will be provided to you as soon as practicable after the grant date). The 2015 Top-Up Option Award will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) over four years at the rate of 12.5% of the shares subject to the 2015 Top-Up Option Award at the end of the 6th calendar month following the date of the date of grant, and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the 2015 Top-Up Option Award.
“New Day” Equity Awards.
Equity Compensation - New Day Equity Awards. In connection with the Spin-Off, you will be made certain special, one time grants of eBay equity awards pursuant to the Plan, subject to, and effective immediately prior to, the Spin-Off. It is currently contemplated that these awards will be in the following forms and amounts, which may be altered by the Compensation Committee in its discretion, but the total value of such awards will have an aggregate grant date dollar value of $4,000,000, and vesting schedules that end no later than the fourth anniversary of the effective date of the Spin-Off:
(i)    An award of RSUs valued at $1,200,000, to be granted under the Plan (“New Day RSU Award”), as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The

New Day RSU Award will vest and become non-forfeitable (assuming your continued employment with an eBay company on the vesting date) as to 100% of the shares of eBay common stock subject to the New Day RSU Award on the third anniversary of the date of grant, subject to necessary withholding for applicable taxes;
(iii)    An award of PBRSUs with a target value of $2,000,000, to be granted under the Plan (the “New Day PBRSU Award”), as well as the terms and conditions of an individual PBRSU agreement (each of which will be provided to you as soon as practicable after the grant date). It is expected that the New Day PBRSU Award will be earned based on performance over the period January 1, 2015 through December 31, 2016. The actual number of shares of eBay common stock that will be subject to the New Day PBRSU Award to be granted, if any, will be determined based on achievement during such period of performance goals determined by the eBay Board and will be subject to the terms and conditions of the performance plan approved by the eBay Board. The New Day PBRSU Award will be granted in early 2017 and will vest and become non-forfeitable (assuming your continued employment with an eBay company on the vesting date) as follows: 100% of the shares on the first anniversary of the date of grant, subject to necessary withholding for applicable taxes; and
(iv)    An Option award valued at $800,000, to be granted under the Plan (the “New Day Option Award”), as well as the terms and conditions of the Option agreement (which will be provided to you as soon as practicable after the grant date). The New Day Option Award will vest and become exercisable (assuming your continued employment with an eBay company on each vesting date) as to 100% of the shares of eBay common stock subject to the New Day Option Award on the third anniversary of the date of grant.
At-Will Employment. Your employment with the Company is “at-will” and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed (1) while you hold the position of Chief Financial Officer, eBay Marketplaces, by written agreement signed by eBay’s President and Chief Executive Officer or (2) while you hold the position of eBay CFO, by action of the eBay Board.
Severance Protections. Although your employment with the Company shall be “at-will” as set forth above, you may be entitled to severance protection in certain circumstances, as described below, subject in all instances to you executing and not revoking the Company’s standard form of release (which shall also contain customary exceptions for your continued indemnification and coverage under D&O policies, exclusions for vested benefits under retirement and welfare benefit plans and equity incentive plans, and reasonable post-employment cooperation covenants (but for the avoidance of doubt no restrictive covenants or other covenants imposing limitations on your post-employment activities)) (the “Release”) within 60 days after the date of your termination of employment:
Termination Outside a Change in Control Period. If, outside a Change in Control Period (as defined below), your employment is involuntarily terminated by the Company other than for Cause (as defined below) or if you voluntarily resign for Good Reason (as defined below), then the Company shall provide you with (a) the Accrued Benefits (as defined below) and (b) a lump sum severance payment, payable not later than 30 days after you execute the Release and any revocation period has expired (which, if such payment date could straddle two calendar years, must occur in the later calendar year), in an amount equal to the sum of:
(i)    two times the sum of (a) your Annual Base Salary (as defined below) and (b) your Bonus Amount (as defined below); and
(ii)    notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of any equity awards that are outstanding and unvested as of the date of your termination of employment which, but for such termination, otherwise would have become vested pursuant to their respective vesting schedules within 12 months following the date of such termination (with such value calculated based on the Valuation Assumptions).
Termination During a Change in Control Period. If, during a Change in Control Period, your employment is involuntarily terminated by the Company other than for Cause or if you voluntarily resign for Good Reason, then the Company shall provide you with (a) the Accrued Benefits and (b) a lump sum severance payment, payable not later than 30 days after you execute the Release and any revocation period has expired (which, if such payment date could straddle two calendar years, must occur in the later calendar year), in an amount equal to the sum of:
(i)    two times the sum of (a) your Annual Base Salary and (b) your Bonus Amount;

(ii)    notwithstanding any election you may have made to defer any portion of any RSUs or PBRSUs, a cash amount equal to the value of all of your equity awards that are outstanding and unvested as of the date of your termination of employment (with such value calculated based on the Valuation Assumptions).
Special Treatment of Equity Awards on Death/Permanent Disability. In the event that your employment with eBay terminates due to your death or disability (within the meaning of eBay’s long-term disability plan), within thirty (30) days after the date of such termination of employment, you will receive a cash payment equal to the value of any eBay equity awards that were outstanding and unvested as of the date of such termination which, but for such termination, otherwise would have become vested pursuant to their respective vesting schedules within 24 months following the date of such termination (with such value calculated based on the Valuation Assumptions).
Definitions.
“Accrued Benefits” means (a) prompt payment of any accrued but unpaid annual base salary through the last day of employment, (b) prompt payment of any unreimbursed expenses incurred through the last day of employment subject to your prompt delivery of all required documentation of such expenses pursuant to applicable employer policies, (c) all other vested payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (excluding any other severance plan, policy or program) or this Letter in accordance with the terms of such plan, program or grant, including any unpaid bonus for any prior fiscal year when it otherwise would have been paid, and (d) a prorated portion of the eIP bonus, if any, that you otherwise would have earned and been paid in respect of the fiscal year in which your employment terminates based on the actual performance of the company for the full year, with such prorated portion calculated based on the period of time during such fiscal year that you were employed, relative to the full fiscal year and only based on the company performance element of the bonus (such prorated eIP bonus amount, if any, the “Prorated Bonus”). You will receive your Prorated Bonus on the date that all other participants in the eIP receive their eIP bonuses in respect of such fiscal year.
“Annual Base Salary” will mean an amount equal to $650,000 (or such greater amount as in effect immediately prior to your termination date).
“Bonus Amount” will mean an amount equal to 100% of your Annual Base Salary (or such greater amount as may be established as your target bonus payment immediately prior to your termination date).
“Cause” shall mean (a) your failure to attempt in good faith to substantially perform your assigned duties, other than failure resulting from your death or incapacity due to physical or mental illness or impairment, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (b) your indictment for, conviction of or plea of nola contedere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (c) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, except good faith expense account disputes.
“Change in Control” shall mean, for purposes of this Letter, a “Change in Control” as such term is defined in the Plan or, following the Spin-Off, as such term may be defined (if different) under any successor equity incentive plan.
“Change in Control Period” means the period that begins 90 days prior to, and ends 24 months following, a “Change in Control.”
“Good Reason” means, without your written consent, any of the following events, whereafter you resign your employment within the periods provided below:
(a)    following the Spin-Off, eBay experiences a Change in Control, after which you are no longer the Chief Financial Officer of the publicly traded company that is (or owns) eBay, in which case you shall have thirty (30) days following such Change in Control within which to resign for “Good Reason”; or
(b)    (i) a material reduction in your annual base salary; (ii) a material reduction in your annual target bonus opportunity under the eIP; (iii)(x) prior to the Spin-Off, a material reduction in your authority, duties or responsibilities as Chief Financial Officer, eBay Marketplaces (which would include your failure to report to the Chief Financial Officer of eBay), but (y) on and after the Spin-Off, a material reduction in your authority, duties or responsibilities as eBay CFO (which would continue to include your failure to report to the President and Chief Executive Officer of eBay); or (iv) any other material breach by the Company of this Letter. You will be deemed to have given consent to the condition(s) described in any of clauses (i) through (iv) of this paragraph (c) if you do not provide written notice to the Company of such Good Reason event(s) within

60 days from the first occurrence of such Good Reason event(s), following which the Company shall have 30 days to cure such event, and to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, you must terminate your employment for Good Reason no later than 60 days following the occurrence of such Good Reason event(s) by providing the Company 30 days’ prior written notice of termination, which may run concurrently with the Company's cure period.
“Valuation Assumptions” means, collectively, the following assumptions: (x) each share of eBay (or, with respect to any PayPal equity award, PayPal) common stock underlying an award has a value equal to the average of the closing prices of eBay (or, with respect to any PayPal equity award, PayPal) common stock as reported on the NASDAQ Global Select Market for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of your termination of employment, (y) if the date of your termination of employment occurs during the performance period with respect to an award of PBRSUs whose target value has been established prior to the date of your termination of employment, but whose number of shares of eBay (or, with respect to any PayPal equity award, PayPal) common stock that would be subject to such award based on achievement of applicable performance targets has not yet been granted, then any such award shall be deemed to have been earned and granted assuming achievement of target performance in respect of the applicable performance period immediately prior to such date of termination and (z) any Options that you hold that are outstanding immediately prior to the date of your termination of employment will be valued based on their spread (i.e., the positive difference, if any, of the value of each share of eBay (or, with respect to any PayPal equity award, Pay Pal) common stock underlying the Option, as determined pursuant to clause (x) above), less the per share exercise price of such Option).
Tax and Other Matters.
Section 409A. The Company may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. It is intended that the payments and benefits provided under this Letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this Letter shall be interpreted accordingly. Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment under this Letter will be treated as a separate payment for purposes of Section 409A. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Company as in effect on your date of termination), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death). If the compensation and benefits provided under this Letter would subject you to taxes or penalties under Section 409A, the Company and you will cooperate diligently to amend the terms of this Letter to avoid such taxes and penalties, to the extent possible under applicable law.
Change in Control Golden Parachute Excise Taxes. In the event of a Change in Control, where an accounting firm designated by the Company determines that the aggregate amount of the payments and benefits that (but for the application of this paragraph) would be payable to you under this Letter agreement or any other plan, policy or arrangement of the Company and any of their affiliates, exceeds the greatest amount of payments and benefits that could be paid or provided to you without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then you may elect either to (1) pay the Excise Tax and receive all such payments and benefits as may be payable to you, or (2) only receive the aggregate amount of such payments and benefits payable or to be provided to you that would not exceed the amount that produces the greatest after-tax benefit to you after taking into account any Excise Tax and other taxes that would otherwise be payable by you (such reduced amount of payments and benefits, the “Reduced Benefit Amount”). In the event you elect to receive the Reduced Benefit Amount, however, the reduction in such payments or benefits pursuant to the immediately preceding sentence shall be made in the following order: (1) by reducing severance payments based on your Annual Base Salary and Bonus Amount, if any is then payable, and then (2) by reducing amounts in respect of any equity-based awards (first in the form of cash payments, if any are due hereunder, then in respect of any vesting of any such awards hereunder, and only thereafter in respect of any vesting of any such awards under any other plan or arrangement).
All of us at eBay are very excited about your continued role at eBay and look forward to a continued beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Such arbitration shall be conducted pursuant to the terms of the Mutual Arbitration Agreement that you and the Company previously executed.
Required Employee Agreements. By signing this letter, you agree that the Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement that you previously executed shall continue in full force and effect. As you know, in part, the Employee Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company's confidential information (as defined in that Agreement). That Agreement does not prevent a former employee from using know-how and expertise in any new field or position.
This Letter, the Mutual Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing a copy of this Letter and returning it to me.
This Letter cannot be assigned without your prior written consent. This Letter can be modified or amended only by a written instrument executed by eBay and you. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Letter, including without limitation that letter between you and the Company dated December 5, 2012.
Scott, the Board and I are very pleased with what we have accomplished so far and we are thrilled about the prospect of your eventual appointment as the Chief Financial Officer of eBay. eBay has an extraordinary future and I am confident that you are the right CFO for eBay at this exciting time.
Very truly yours,
/s/ John Donahoe
John Donahue
President and Chief Executive Officer
eBay Inc.

ACCEPTED:
/s/ Scott Schenkel
Scott Schenkel
September 30, 2014